Exhibit 99.1

Edgewise Therapeutics Announces Closing of Initial Public Offering and Exercise in Full of the Underwriters’ Option to Purchase Additional Shares

BOULDER, Colo., Mar. 30, 2021 (BUSINESS NEWSWIRE) -- Edgewise Therapeutics, Inc., (NASDAQ: EWTX), a clinical-stage biopharmaceutical company focused on developing orally bioavailable, small molecule therapies for rare muscle disorders, announced today the closing of its initial public offering of 12,650,000 shares of its common stock, which includes the exercise in full of the underwriters’ option to purchase 1,650,000 additional shares of its common stock, at the public offering price of $16.00 per share. Including the option exercise, the aggregate gross proceeds from the offering were $202.4 million, before deducting underwriting discounts and commissions and offering expenses payable by Edgewise. All of the shares were offered by Edgewise. The shares began trading on the Nasdaq Global Select Market on March 26, 2021, under the ticker symbol “EWTX.”

J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and SVB Leerink LLC acted as joint book-running managers for the offering. Wedbush Securities Inc. acted as co-manager for the offering.

Registration statements relating to the offering have been filed with the Securities and Exchange Commission and became effective on March 25, 2021. The offering is made only by means of a prospectus. Copies of the final prospectus may be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1115 Long Island Avenue, Edgewood, NY 11717, by phone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; Goldman Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, phone: 1-866-471-2526 or by emailing prospectus-ny@ny.email.gs.com or from SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at (800) 808-7525, ext. 6105, or by email at syndicate@svbleerink.com. Copies of the registration statements related to the offering are available at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of that state or jurisdiction.

About Edgewise Therapeutics

Edgewise Therapeutics is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of innovative treatments for severe, rare muscle disorders for which there is significant unmet medical need. Guided by its holistic drug discovery approach to targeting the muscle as an organ, Edgewise has combined its foundational expertise in muscle biology and small molecule engineering to build its proprietary, muscle focused drug discovery platform. Edgewise’s platform utilizes custom-built high throughput and translatable systems that measure integrated muscle function in whole organ extracts to identify small molecule precision medicines regulating key proteins in muscle tissue, initially focused on addressing rare neuromuscular and cardiac diseases.

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Contact

Email: ir@edgewisetx.com